As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOAH HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	No. 1687 Changyang Road, Changyang Valley Building 2, Shanghai 200090 People’s Republic of China (86-21) 3860-2301	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Address, including Zip Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

2017 SHARE INCENTIVE PLAN

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, zip code and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Shang Yan Chuang, Chief Financial Officer

Noah Holdings Limited

No. 1687 Changyang Road, Changyang Valley, Building 2

Shanghai 200090, People’s Republic of China

Phone: (86) 21 8035 9221

Facsimile: (86) 21 8035 9641

Paul W. Boltz, Jr., Esq. Gibson, Dunn & Crutcher 32/F Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong (852) 2214-3700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value US$0.0005 per share:	2,792,000(3)	$89.64(3)	$250,274,880	$31,159.22
Class A Ordinary Shares, par value US$0.0005 per share:	8,000(4)	$89.64(4)	$717,120	$89.28
TOTAL	2,800,000		$250,992,000	$31,248.50

(1)	These shares may be represented by the Registrant’s ADSs, two of which represent one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-170167).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2017 Share Incentive Plan (the “2017 Plan”). Any Class A ordinary share covered by an award granted under the 2017 Plan (or portion of an award) that terminates, expires, lapses or is repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A ordinary shares that may be issued under the 2017 Plan.
(3)	These Class A ordinary shares are reserved for future award grants under the 2017 Plan. The proposed maximum offering price per Class A ordinary share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $44.82 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on December 26, 2017.
(4)	These shares represent Class A ordinary shares issuable upon the vesting of outstanding restricted shares granted under the 2017 Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $44.82 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on December 26, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1. the Registrant’s latest Annual Report on Form 20-F filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

2. all other reports filed or furnished by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest Annual Report or prospectus referred to in 1 above; and

3. the description of the Registrant’s ordinary shares contained in the registration statement filed with the Commission on October 28, 2010 on Form 8-A (Commission File No. 001-34936) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which deregisters any securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing of such documents; provided, however, that the documents listed above or subsequently filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 20-F covering such year shall cease to be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on January 28, 2016, provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred by such persons in their capacity as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1 (File No. 333-170055), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-170055), also provides for indemnification of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in such registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See exhibits listed under the Exhibit Index below which are hereby incorporated by reference.

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No	Description

4.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 from the Registrant’s current report on Form 6-K (File No. 001-34936) filed with the Commission on January 29, 2016)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-170055))

4.3	Amendment No. 1 to Deposit Agreement among the Registrant, the depositary and holders and beneficial holders of the American Depositary Shares (incorporated by reference to Exhibit (a)(i) from the Post-Effective Amendment No. 1 to the registration statement on Form F-6 (File No. 333-170167) filed with the Commission on March 15, 2016)

4.4	Deposit Agreement among the Registrant, the depositary and holders and beneficial holders of the American Depositary Shares (incorporated by reference to Exhibit (a)(ii) from the Post-Effective Amendment No. 1 to the registration statement on Form F-6 (File No. 333-170167) filed with the Commission on March 15, 2016)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1*	2017 Share Incentive Plan

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (contained on signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on this 29th day of December 2017.

NOAH HOLDINGS LIMITED

By:	/s/ Jingbo Wang

Name:	Jingbo Wang
Title:	Chairwoman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Jingbo Wang and Shang Yan Chuang, and each of them severally as his or her attorney-in-fact to date and file with the Securities and Exchange Commission this Registration Statement on Form S-8, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Jingbo Wang	Chairwoman of the Board of Directors and Chief Executive officer (Principal Executive Officer)	December 29, 2017
Jingbo Wang

/s/ Shang Yan Chuang	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 29, 2017
Shang Yan Chuang

/s/ Zhe Yin	Director	December 29, 2017
Zhe Yin

/s/ Boquan He	Director	December 29, 2017
Boquan He

/s/ Chia-Yue Chang	Director	December 29, 2017
Chia-Yue Chang

/s/ Neil Nanpeng Shen	Director	December 29, 2017
Neil Nanpeng Shen

/s/ May Yihong Wu	Director	December 29, 2017
May Yihong Wu

/s/ Tze-Kaing Yang	Director	December 29, 2017
Tze-Kaing Yang

/s/ Jinbo Yao	Director	December 29, 2017
Jinbo Yao

/s/ Zhiwu Chen	Director	December 29, 2017
Zhiwu Chen

/s/ Giselle Manon	Authorized U.S. Representative	December 29, 2017
Giselle Manon Service of Process Officer, Law Debenture Corporate Services Inc.